UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported)	July 17, 2009
SOUTHWEST IOWA RENEWABLE ENERGY, LLC
(Exact Name of Registrant as Specified in Its Charter)
IOWA	000-53041	20-2735046
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
10868 189th Street, Council Bluffs, Iowa 51503
(Address of Principal Executive Offices)		(Zip Code)
(712) 366-0392
(Registrant’s Telephone Number, Including Area Code)
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
□Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
□Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
□Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
□Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

At the Southwest Iowa Renewable Energy, LLC (the “Company”) annual meeting of members on July 17, 2009, the Series A Members re-elected current director Karol King to serve another four year term on the Company Board of Directors (the “Board”).  Additionally, the current Series B Directors, Messrs. Bailey Ragan and Michael Scharf, each voluntarily tendered their resignations to the Board effective July 17, not due to any disagreement with the Board.  Pursuant to Section 5.3(b) of the Company's Operating Agreement, the Series B Member, Bunge North America, Inc., is entitled to appoint two directors to the Board.  The Series B Member subsequently appointed Messrs. Eric Hakmiller and Tom Schmitt to the Board, also effective July 17, 2009.

Mr. Schmitt has worked for Bunge for over thirty-one years and is Manager for the Western Region of Bunge North America Oilseed Processing.  Mr. Schmitt received a Bachelor’s degree in business administration from St. Ambrose University.  Mr. Schmitt was elected Vice-Chairman of the Board and will serve as a member of the Board's Corporate Governance/Compensation Committee.

Mr. Hakmiller is Vice-President and General Manager of Bunge Biofuels at Bunge North America and has worked with Bunge for over four years.  Mr. Hakmiller received a Bachelor’s degree in economics from the University of Maine and a graduate degree from Loyola Marymount University.  Mr. Hakmiller will serve on the Board's Risk Management Committee.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOUTHWEST IOWA RENEWABLE ENERGY, LLC

Date: July 23, 2009	By:	/s/ James M. Lay
James M. Lay
Interim President and Chief Executive Officer